Exhibit 10.20
VELODYNE CONFIDENTIAL INFORMATION
Velodyne LiDAR, Inc.
Amended and Restated Employment Agreement
This Amended and Restated Employment Agreement (the “Agreement”) is made effective as of January 1, 2021 (the “Effective Date”), by and between Anand Gopalan (“Executive”) and Velodyne LiDAR, Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, Executive and the Company previously entered into an employment agreement, effective as of January 1, 2020 (the “Prior Agreement”); and
WHEREAS, this Agreement amends and restates the Prior Agreement on the Effective Date; and
WHEREAS, the Company wishes to continue to retain the services of Executive as the Chief Executive Officer of the Company and Executive wishes to continue to serve as the CEO of the Company and continue his employment on the terms and subject to the conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the foregoing recital and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:
1.Duties and Scope of Employment.
(a)Positions and Duties. As of the Effective Date, Executive will serve as the Company’s Chief Executive Officer. Executive will render such business and professional services in the performance of Executive’s authority, duties and responsibilities consistent with Executive’s position as a Chief Executive Officer of a similarly sized company in the technology industry. Executive will report to the Company’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” For purposes of clarity, the occurrence of vesting milestone events (e.g., a Sale Event), shall remain subject to any applicable approval of the Board or the Company’s stockholders, as required under any applicable law or the Company’s governing documents and the existence or absence of any such approval shall not constitute a reduction or change in Executive’s authority, duties or responsibilities.
(b)Board Membership. In addition, for so long as the Company requires during the Employment Term, Executive shall also serve as an employee-director of the Board, and with respect to such position during the Employment Term, Executive shall not be eligible to receive fees, further equity grants or other compensation paid to the Company’s non-employee directors for his service on the Board during the Employment Term; provided that Executive’s service as a member of the Board will be subject to any requirements set forth in the Company’s governing documents and the requirements of any applicable securities exchange. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and all other positions held at the Company and any of its Affiliates) voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute an effective resignation in a form reasonably acceptable to the Company.
(c)Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity without the prior approval of the Board. Notwithstanding the foregoing, Executive will be permitted to: continue serving as a trustee to the Foundation for the Preservation of Knowledge and/or its sister organization Tara Prakashana; engage in religious, charitable or other community activities; or serve as a trustee to any family trust or managing any of Executive’s personal or family investments and affairs; provided, however, that (1) without the prior approval of the Board, Executive may not serve on more than two boards of directors of (whether the service is on behalf of non-profit or for-profit entities) at any time and Executive will be required to resign as a member of the board of directors of any such outside non-profit or for-profit entity at the request of the Board if the Board determines in its discretion that such service is materially interfering with the performance of his duties hereunder, and (2) the services and activities set out in clauses (i), (ii), and (iii) do not and will not materially interfere with the Executive’s performance of his duties as provided in this Agreement and such services and activities would not reasonably be expected to materially and adversely affect the business or reputation of the Company. Executive further agrees to comply with all Company policies in existence or that may be adopted by the Company during the Employment Term.
2.At-Will Employment. Notwithstanding anything to the contrary herein, the parties agree that Executive’s employment with the Company remains “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.
3.Term of Agreement. This Agreement shall be effective and supersede the Prior Agreement as of the Effective Date and will have an initial term of two (2) years commencing on the Effective Date (the “Initial Term”). On the second anniversary of the Effective Date and each annual anniversary thereafter, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. Notwithstanding the foregoing provisions of this paragraph, if an initial occurrence of an act or omission by the Company constituting the grounds for “Good Reason” in accordance with Section 11(h) hereof has occurred (the “Initial Grounds”), and the expiration date of the Company cure period (as such term is used in Section 11(h)) with respect to such Initial Grounds could occur following the expiration of the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is thirty (30) days following the expiration of such cure period, but such extension of the term will only apply with respect to the Initial Grounds.
4.Compensation.
(a)Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $570,000 as compensation for his services, with increases, if any, as may be approved by the Board or the Compensation Committee of the Board (the “Compensation Committee”) (the base salary, as in effect, from time to time, shall hereinafter be referred to as the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s Base Salary will be subject to review at least annually and shall be subject to increases, if any, as may be approved from time to time by the Board or the Compensation Committee.
(b)Target Bonus. Executive will have an annual target bonus of 100% of Executive’s Base Salary (the “Target Bonus”), which will be based upon the achievement of performance objectives to be determined by the Board or the Compensation Committee, in its sole discretion, after consultation with Executive. The annual bonus for any year (including the first year of this Agreement) to be paid to Executive, if any, will be payable consistent with the Company’s past practices and policies, but will be paid no later than the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year to which the bonus relates, so long as Executive was employed by the Company on the last day of such fiscal year. Such performance objectives for the annual bonus for any particular years shall contain criteria applicable to the performance of the Company, which may include reasonable financial, product development and other metrics, as determined by the Board or the Compensation Committee, in its sole discretion, after consultation with Executive.
(c)Equity.
(i)    General. Within thirty (30) days following the Effective Date, the Company will grant Executive two awards of restricted stock units. The first award will be for 182,815 time-vesting restricted stock units (the “Time-Vested RSUs”), and the second award will be at target-level achievement for 45,705 performance-vesting restricted stock units (the “PSUs”). Neither the granting of the Time-Vested RSUs, the PSUs nor any other Equity Award shall confer Executive with any right to continued employment.
(ii)    Time-Vested RSUs. The Time-Vested RSUs will be subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan (the “Plan”) and a notice of restricted stock unit grant and restricted stock unit agreement (collectively, the “Time-Vested RSU Agreement”). As will be more fully described in the Time-Vested RSU Agreement,

Executive will vest in 25% of the total shares underlying the Time-Vested RSUs if the recipient remains in continuous Service, as defined in the Plan, through December 31, 2021, and (ii) 1/12th of the Time-Vested RSUs shall vest on each of the next twelve successive Quarterly Installment Dates after December 31, 2021 if the recipient remains in continuous Service on each such Quarterly Installment Date. In addition, the Time-Vested RSUs may become vested on an accelerated basis, as provided in the Time-Vested RSU Agreement.
(iii)    PSUs. The PSUs will be subject to the terms and conditions of the Plan and a notice of restricted stock unit award and restricted stock unit agreement (collectively, the “PSU Award Agreement”), as the Board determines in consultation with Executive. As will be more fully described in the PSU Award Agreement and the continuous Service requirements described in the following sentence, the vesting of the PSUs will be subject to satisfaction of certain performance criteria that the Board and Executive will determine prior to the PSU grant date. Executive will satisfy the time-based vesting requirements applicable to the PSUs as follows: (A) 25% of the target number of PSUs (for the sake of clarity, 11,425 PSUs) shall commence vesting on January 1, 2021 with 1/12th of these PSUs vesting based upon Executive’s continuous Service on each of the next twelve successive Quarterly Installment Dates following January 1, 2021; and (B) of the remaining 75% of the target number of PSUs (for the sake of clarity, 34,280 PSUs) shall begin vesting on January 1, 2022 with respect to the number of PSUs earned as a result of performance criteria achievement with 1/8th of such earned PSUs vesting based upon Executive’s continuous Service on each of the next eight successive Quarterly Installment Dates following January 1, 2022.
(iv)    Performance RSUs. On May 29, 2020, the Company granted to Executive performance RSUs (the “Performance RSUs”), which is subject to the terms and conditions of the Company’s 2016 Stock Plan and the notice of restricted stock unit award and restricted stock unit agreement; provided, however, the definition of Starting Price shall be $9.89.
(v)    Accelerated Vesting.
A.In Connection with a Sale Event.
(a)Time-Vesting Equity Awards. For any time-based vesting Equity Awards, including the Time-Vested RSUs and any time-based vesting condition of a performance-based equity award (collectively, the “Time-Vesting Equity Awards”), if Executive’s continuous service is terminated within one (1) month prior to or within twelve (12) months after a Sale Event either: (1) by the Company (or successor entity) without Cause, or (2) by Executive for Good Reason and any of the Time-Vesting Equity Awards are outstanding at such time, then 100% of such then-outstanding Time-Vesting Equity Awards shall immediately become vested prior to the later of such Sale Event or termination of Executive’s continuous service. Notwithstanding the foregoing, if the Company is subject to a Sale Event while Executive remains in continuous Service and any of the then-outstanding Time-Vesting Equity Awards are not assumed by the acquirer or its parent, continued by the surviving company, or substituted for an equivalent award or cash payment, then 100% of such then-outstanding Time-Vesting Equity Awards shall become vested immediately prior to the Sale Event.
(b)Performance RSUs. For the Performance RSUs, if Executive’s continuous service is terminated within one (1) month prior to or within twelve (12) months after a Sale Event, either: (1) by the Company (or successor entity) without Cause, or (2) by Executive for Good Reason and the Performance RSUs are still outstanding at such time, then the number of Performance RSUs that would have become vested pursuant to their terms specified in the applicable award agreement (specifically, with the Ending Price equal to the per share purchase price applied to the Company in the Sale Event, which shall be determined prior to any contingencies, purchase price adjustments, escrows and/or similar holdbacks), shall become vested on the later of such Sale Event or termination of Executive’s continuous service. In addition, if the Company is subject to a Sale Event while Executive remains in continuous service and any of the then-outstanding Performance RSUs are not assumed by the acquirer or its parent, continued by the surviving company, or substituted for an equivalent award or cash payment, then the number of Performance RSUs that would have become vested pursuant to the terms specified in the applicable award agreement (specifically, with the Ending Price equal to the per share purchase price applied to the Company in the Sale Event, which shall be determined prior to any contingencies, purchase price adjustments, escrows and/or similar holdbacks), shall become vested immediately prior to the Sale Event.
(c)PSUs. For the PSUs, if Executive’s continuous service is terminated within one (1) month prior to or within twelve (12) months after a Sale Event, either: (1) by the Company (or successor entity) without Cause, or (2) by Executive for Good Reason and the PSUs are still outstanding at such time, then the number of PSUs that would have become vested shall be determined as if the consummation of such Sale Event or termination date (whichever is later) is the last day of the applicable performance period that is set forth in the PSU Award Agreement, which shall be determined prior to any contingencies, purchase price adjustments, escrows and/or similar holdbacks, and such PSUs shall become vested on the later of such Sale Event or termination of Executive’s continuous service. In addition, if the Company is subject to a Sale Event while Executive remains in continuous service and any of the then-outstanding PSUs are not assumed by the acquirer or its parent, continued by the surviving company, or substituted for an equivalent award or cash payment, then such PSUs shall vest immediately prior to the Sale Event calculated as though the performance goals were met at target.
B.Employment Termination under Specified Circumstances. Notwithstanding anything to the contrary in Section 4(c)(v)A above and excepting a circumstance in which the Company terminates Executive’s employment for Cause, if:

(a) Executive’s employment is involuntarily terminated without Cause or Executive terminates his employment for Transition Period Good Reason during the Transition Period,
(b)Executive’s employment is involuntarily terminated without Cause or Executive terminates his employment for Good Reason after the end of the Window Period; or
(c)Executive’s employment terminates for any reason during the Window Period, then (1) all of the Time-Vesting Equity Awards granted prior to the Effective Date shall vest in full, (2) the Performance RSUs shall vest as though the termination date is a concurrent Sale Event and termination without Cause, (3) any Time-Vesting Equity Awards granted after the Effective Date shall vest pro-rata (on a daily basis as if all time-based vesting had applied on such basis) from the vesting commencement date of such award to the date of termination and (4) any PSUs granted after the Effective Date that are no longer subject to performance criteria shall vest pro-rata (on a daily basis as if all time-based vesting had applied on such basis).
C.Release Requirement. Notwithstanding anything to the contrary herein, Executive’s right to any accelerated vesting or any other benefit described in this Section 4(c)(v), shall be subject to Executive’s execution and non-revocation of the Release described in Section 9(a), and if Executive fails to return the Release by the Release Deadline, as describe in Section 9(a), or if Executive effectively revokes the Release, then Executive shall not be entitled to such accelerated vesting or any other benefit described in this Section 4(c)(v).
(vi)    Additional Equity-Based Awards. Executive may be eligible to receive additional equity-based awards (which, if granted to Executive, will constitute Equity Awards) pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or the Compensation Committee will review Executive’s equity grants annually (which, from time to time, will include a comparison to market) and determine in its good faith discretion whether Executive will be granted any such additional equity-based awards and the terms of any such additional equity-based awards in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.
5.Employee Benefits. During the Employment Term, Executive will be entitled to participate in executive benefit plans and programs of the Company, if any, on the same terms and conditions as other senior executives of the Company to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6.Vacation. During the Employment Term, Executive shall continue to participate in the Company’s vacation and/or paid time-off program in accordance with its terms; provided, that the Company reserves the right to cancel or change such program at any time.
7.Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
8.Severance Benefits - Cash and COBRA Premium Subsidy.
(a)If (1) during the Transition Period or on or after January 1, 2022 the Company terminates Executive’s employment with the Company without Cause or Executive resigns from such employment for Good Reason, or (2) during the Window Period Executive’s employment terminates for any reason other than the Company terminating Executive’s employment for Cause, then, subject to Section 9, Executive will receive the following severance benefits:
(i)    Cash Severance. Executive will receive an amount equal to the sum of (A) Executive’s then-current Base Salary for twelve (12) months and (B) Executive’s Target Bonus (the “Cash Severance”), which will be paid to the extent permissible under the requirements of Code Section 409A in a lump sum in accordance with the schedule set forth in Section 9(b) (and to the extent not so permissible inasmuch as the payments could be subject to additional tax under Section 409A then it will be paid on the Company’s normal payroll schedule) and be subject to the usual, required withholding.
(ii)    Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents until the earlier of (A) a period of twelve (12) months from the date of Executive’s termination of employment, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COBRA Premiums”). However, if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to twelve (12) payments. Any such taxable monthly payment will be paid in accordance with the schedule set forth in Section 9(b). For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums.
(b)Voluntary Resignation during the Transition Period; Termination for Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive during the Transition Period without Transition Period Good Reason or after the Window Period without Good Reason, or (ii) for Cause by the Company at any time, then Executive will not be entitled to receive severance or other benefits, except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
(c)Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.
(d)Accrued Compensation. For the avoidance of any doubt, in the event of a termination of Executive’s employment with the Company, Executive will be entitled to receive all expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.
(e)Exclusive Remedy. In the event of any termination of Executive’s employment with the Company, the provisions of this Section 8 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 8.
9.Conditions to Receipt of Severance/Timing of Severance.
(a)Separation Agreement and Release of Claims. The receipt of any severance pursuant to Sections 8(a) will be subject to (i) Executive resigning from all positions Executive holds as an officer or director of the Company and any of its Affiliates and executing all documents the Company determines, in its sole discretion, are necessary to effectuate such resignations prior to the Release Deadline (as defined below) (such resignation and execution of applicable documents, the “Resignations”), and (ii) Executive signing and not revoking a separation agreement and release of claims, substantially in the form attached hereto as Exhibit A (the “Release”), which will be provided to Executive by the Company within five (5) days following the termination of Executive’s employment, and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Resignations and the Release do not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Resignations and the Release become effective and irrevocable.
(b)Timing of Severance Payments. Provided that the Resignations and the Release becomes effective and irrevocable by the Release Deadline, any severance payments or benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 9(c)(ii). Except as required by Section 9(c)(ii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement. In no event will Executive have discretion to determine the taxable year of payment for any Deferred Payments.
(c)Section 409A.
(i)    Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(ii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this Section 9(c)(ii) will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(iii)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to

Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments.
(iv)    The foregoing provisions and all compensation and benefits provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.
(d)Other Requirements. Executive’s receipt of any payments or benefits under Section 4(c)(v)(B) and Section 8 will be subject to Executive continuing to comply with the terms of the Inventions Agreement and the provisions of this Agreement.
(e)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment
10.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 8 will be either:
(a)delivered in full, or
(b)delivered as to such lesser extent which would result in no portion    of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of Equity Awards, which will occur in the reverse order of the date of grant for such Equity Awards (i.e., the vesting of the most recently granted Equity Awards will be reduced first); and (iii) reduction of other benefits paid or provided to Executive, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one Equity Award was made to Executive on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata. In no event will Executive have any discretion with respect to the ordering of payment reductions.
Unless the Company and Executive otherwise agree in writing, any determination required under this Section 10 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10.
11.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a)Affiliate. “Affiliate” means any parent or subsidiary corporation of the Company, as such terms are defined in Section 424(e) and (1) of the Code.
(b)Cause. “Cause” shall mean (i) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (ii) a continuing material breach by Executive of any agreement between Executive and the Company, which breach is results in or is reasonably likely to result in adverse consequences to the Company and continues for more than twenty (20) calendar days after receiving specific written notification of such breach from the Board; (iii) a continuing material failure by Executive to comply with the Company’s written policies or rules, which material failure continues for more than twenty (20) calendar days after receiving specific written notification of such failure from the Board; (iv) Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (v) Executive’s continuing gross negligence or willful misconduct, which gross negligence or willful misconduct continues for more than twenty (20) calendar days after receiving specific written notification of such failure from the Board; (vi) Executive’s continuing failure to perform reasonable and lawful assigned duties, which failure continues for more than twenty (20) calendar days after receiving specific written notification of such failure from the Board; provided that any such failure shall not constitute Cause if it is on account of any illness or disability resulting in Executive being on a short-term or long-term leave under any of the Company’s applicable disability plans; or (vii) Executive’s continuing failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation, which failure continues for more than ten (10) calendar days after receiving specific written notification of such failure from the Board.
(c)Change in Composition.” A “Change in Composition” means the occurrence of, and shall refer to the date on which, any member of the Board as constituted as of the Effective Date is replaced during the Transition Period by directors whose appointment or nomination is not approved by a majority of the members of the Board before such person is elected to the Board.
(d)Code. “Code” means the Internal Revenue Code of 1986, as amended.
(e)Deferred Payment. “Deferred Payment” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.
(f)Disability. “Disability” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
(g)Equity Awards. “Equity Awards” means Executive’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.
(h)Good Reason. “Good Reason” means Executive’s termination of employment following the occurrence of one or more of the following, without Executive’s consent: (i) a material reduction in Executive’s Base Salary or the amount of Executive’s Target Bonus opportunity, but not including a substantially similar and proportionate reduction that applies to all officers of the Company; (ii) a material reduction in Executive’s authority, duties or responsibilities; provided, that a reduction in Executive’s authorities, duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when the Chief Executive Officer of the Company remains the Chief Executive Officer of the Company following a Change of Control where the Company becomes a wholly owned subsidiary of the acquiror, but is not made the Chief Executive Officer of the acquiring corporation) will not, by itself, constitute “Good Reason;” (iii) an adverse relocation of Executive’s principal place of employment to a place greater than 60 miles from Executive’s current principal place of employment; or (iv) the delivery of a notice of non-renewal by the Company to Executive in accordance with Section 3 of this Agreement. Notwithstanding the foregoing, Executive will not be entitled to resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of such acts or omissions after the Effective Date and the Company fails to reasonably cure such grounds within thirty (30) days following the date of such notice. In addition, Executive’s resignation will not qualify as a resignation for “Good Reason” unless: (A) the grounds for “Good Reason” are not reasonably cured within the cure period specified in the preceding sentence; and (B) Executive resigns within ninety (90) days following the end of such cure period. Notwithstanding the foregoing, during the Transition Period and not in connection with a Sale Event, “Good Reason” shall have the same meaning as the aforementioned, except (ii) relating to a material reduction in Executive’s authority, duties or responsibilities shall not apply (the “Transition Period Good Reason”).

(i)Indemnification Agreement. “Indemnification Agreement” means the Indemnification Agreement between the Company and Executive effective as of July 9, 2019.
(j)Inventions Agreement. “Inventions Agreement” means the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, which Executive executed as of June 27, 2016.
(k)Person. “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or any other entity or organization of any kind, including a governmental authority.
(l)Quarterly Installment Date. “Quarterly Installment Date” shall mean each March 31, June 30, September 30 and December 31, as applicable.
(m)Sale Event. “Sale Event” means the consummation of the following transactions in which holders of the Company’s common stock receive cash or marketable securities tradable on an established national or foreign securities exchange: (i) a sale of all or substantially all of the assets of the Company determined on a consolidated basis to an unrelated Person or entity; (ii) a merger, reorganization, or consolidation involving the Company in which the shares of voting stock of the Company outstanding immediately prior to such transaction represent or are converted into or exchanged for securities of the surviving or resulting entity immediately upon completion of such transaction which represent less than 50% of the outstanding voting power of such surviving or resulting entity; or (iii) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or series of related transactions by a Person or group of Persons. For the avoidance of doubt, an initial public offering, any subsequent public offering, another capital raising event, and a merger effected solely to change the Company’s domicile shall not constitute a “Sale Event.” In addition, a transaction shall not constitute a Sale Event unless such transaction also qualifies as an event under Treasury Regulation Section 1.409A-3(i)(5)(v) (change in the ownership of a corporation), Treasury Regulation Section 1.409A-3(i)(5)(vi) (change in the effective control of a corporation), or Treasury Regulation Section 1.409A-3(i)(5)(vii) (change in the ownership of a substantial portion of a corporation’s assets).
(n)Section 409A. “Section 409A” means Section 409A of the Code and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.
(o)Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

(p)Transition Period. “Transition Period” shall mean the period that begins on the Effective Date and ends on the day immediately preceding the start of the Window Period.
(q)Window Period. “Window Period” shall mean the period that begins on July 1, 2021 and ends on December 31, 2021; provided however that if a Change in Composition occurs prior to July 1, 2021, then the Window Period shall instead commence on the later of June 1, 2021 or the date of such Change in Composition.
12.Inventions Agreement; Confidential Information. The Company and Executive agree and acknowledge that the Inventions Agreement will continue to remain in effect on and following the Effective Date.
13.Indemnification Agreement. The Company and Executive agree and acknowledge that the Indemnification Agreement will continue to remain in effect on and following the Effective Date.
14.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
15.Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Velodyne LiDAR, Inc.
Attn: General Counsel
5521 Hellyer Ave.
San Jose, CA 95138
If to Executive:
at the last residential address known by the Company.

16.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
17.Integration. As of the Effective Date of this Agreement, the Indemnification Agreement, the Inventions Agreement and the award agreements with respect to Executive’s outstanding Equity Awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, but not limited to, the Prior Agreement. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.
18.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
19.Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
20.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
21.Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
22.Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
23.Gender Neutral. Wherever used herein, a pronoun in the masculine gender will be considered as including the feminine gender unless the context clearly indicates otherwise.
24.Counterparts and Electronic Signature. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned. Electronic signature by either party of this Agreement will be permitted and treated like handwritten signature for all purposes.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first written above.
COMPANY:
Velodyne LiDAR, Inc.
By: /s/ Mike Vella
Title:    General Counsel
EXECUTIVE:
/s/ Anand Gopalan
Anand Gopalan

EXHIBIT A
Form Release of Claims

Exhibit A
[DATE]
Mr. Anand Gopalan
[ADDRESS]
Dear Anand:
This letter (the “Agreement”) confirms the agreement between you and Velodyne LiDAR, Inc., a Delaware corporation (the “Company”) regarding the terms described below.
1.Termination Date. Your employment with the Company ended on [DATE] (the “Termination Date”).
2.Effective Date and Revocation. You have up to [21]/[45] days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, this Agreement will become effective on the eighth day after the date you sign it (the “Effective Date”). Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.
3.All Earning Paid To You. You acknowledge that the Company has paid you all of your salary, vacation and all other compensation earned by you through the Termination Date and that, prior to the execution of this Agreement, you were not entitled to receive any additional money from the Company and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.
4.Severance Pay. Upon your continued compliance with the requirements contained herein and the requirements set forth in the employment agreement between you and the Company, effective as of [DATE] (the “Employment Agreement”), the Company will provide you with the following severance payments in accordance with the applicable provisions of Section 8(a) of the Employment Agreement: [DESCRIBE THE APPLICABLE SEVERANCE PAYMENTS AND BENEFITS AT TIME OF SEPARATION HERE].
5.Equity Rights. [DESCRIBE OUTSTANDING EQUITY-BASED AWARDS AT TIME OF SEPARATION AND ANY APPLICABLE VESTING RIGHTS].
6.Release of All Claims. In consideration for the additional benefits described in Paragraphs 4 and 5 above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action under any federal, state, local or foreign law, whether or not now known, against the Company or its respective predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans (“Released Parties”) with

NAME
DATE

respect to any matter, including (without limitation) your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, and all other laws and regulations relating to employment. This Agreement shall not apply, however, to claims based on events occurring after your execution of the Agreement or to claims for unemployment insurance benefits, claims for workers’ compensation benefits, claims for indemnity pursuant to applicable law, vested compensation and/or benefits, and any rights and claims not subject to waiver by law.
7.Waiver. You understand that you may later discover facts in addition to or different from those currently known or believed by you but understand that this Agreement will nonetheless be binding notwithstanding the potential discovery of such facts. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
8.No Admission/Concerted Activity. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law by either party. This Agreement shall not be construed or applied in a manner that prohibits discussion or comment regarding working conditions or the terms and conditions of employment, or otherwise interferes with employees’ rights under Section 7 of the National Labor Relations Act, including the right to engage in concerted activity. This Agreement does not prohibit you from reporting alleged violations of applicable law to any government agency or entity, however, including, but not limited to, the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the Department of Justice, the Department of Labor, and the Securities and Exchange Commission, or making other disclosures that are protected under applicable law, provided that you may not personally recover any financial compensation in connection with such claims.
9.Other Agreements/No Reliance on Representations. At all times in the future, you will remain bound by your Proprietary Information & Confidentiality Agreement with the Company, which you signed on [DATE], a copy of which is attached as Exhibit A. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company, whether oral or written, and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. The

NAME
DATE

Parties agree and confirm that they have not relied and do not rely upon any representation or statement regarding the subject matter or effect of this Agreement made by any other party to this Agreement or any party’s agents, attorneys or representatives. This Agreement may be modified only in a written document signed by you and a duly authorized representative of the Company. Notwithstanding any other provision of this Agreement or the Proprietary Information & Confidentiality Agreement, you may disclose confidential information to (a) governmental entities or an attorney for the sole purpose of reporting or assisting in the investigation of a suspected violation of law, or (b) in a document filed in a lawsuit if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. 1833(b).
10.Company Property. You agree that you will deliver to the Company upon signing this Agreement all Company property and all confidential information, as well as any copies or duplications thereof, in your possession, custody or control. To the extent that information such as passwords or access codes may be necessary to access or use any Company property and such information is known to you, you will provide the Company with such information promptly upon request. To the extent that you may possess any confidential information in electronic form on devices or equipment owned by you (including, but not limited to, personal computers, memory or storage devices, and cell phones), you will provide a written list of all such confidential information within two business days of the date on which your employment terminates, then preserve (and not delete) all confidential information until receiving direction from Company regarding the removal or deletion of such confidential information. You agree to cooperate with Company in removing confidential information from any devices, accounts or equipment owned by you.
11.Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney, or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement or as otherwise required by law. This confidentiality provision is not intended to and does not prohibit you from disclosing information about unlawful or potentially unlawful acts in the workplace, including but not limited to, sexual harassment.
12.Counsel. You acknowledge that you have been advised to, and given the opportunity to, consult with counsel with respect to this Agreement and its terms and have executed and delivered this Agreement freely and voluntarily.
13.No Disparagement. You agree that you will not make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law. The Company agrees that none of its Board members or officers will make any negative or disparaging statement (orally or in writing) about you to any third party, except as required by law.

NAME
DATE

14.Successors and Assigns. Each party represents that it has not transferred to any person or entity any of the rights released or transferred through this Agreement. The Parties agree that this Agreement shall be binding upon the future successors and assignees of Company, if any. The Employee may not delegate or assign any obligations pursuant to this Agreement.
15.Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the Parties will use their best efforts to find an alternate way to achieve the same result. If a court declares or determines that any of the release provisions set forth in section 6 above are invalid, illegal or unenforceable, however, the Company shall have the option of declaring this Agreement null and void and, in such event, you shall return to it all consideration provided to you pursuant to this Agreement within ten days of the Company’s request.
16.Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions), except that the Agreement shall be interpreted as through drafted jointly by the Parties.
17.Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
[Signature Page Follows]

NAME
DATE

Please indicate your agreement with the above terms by signing below.
Sincerely,
VELODYNE LIDAR, INC.
By: ____________________________________
Name:
Title:
I AGREE TO THE TERMS OF THIS AGREEMENT, AND I AM VOLUNTARILY SIGNING THIS RELEASE OF ALL CLAIMS. I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THIS AGREEMENT, AND I UNDERSTAND THAT I CANNOT PURSUE ANY OF THE CLAIMS AND RIGHTS THAT I HAVE WAIVED IN THIS AGREEMENT AT ANY TIME IN THE FUTURE.

Anand Gopalan
Dated: